SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 28, 2006

____________

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

0-17771 (Commission file number)	75-2243266 (I.R.S. employer identification no.)

Six Harrison Street New York, New York (Address of principal executive offices)	10013 (Zip Code)

Registrant’s telephone number, including area code: (212) 925-8745

______________________________________________________________________________

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240. 14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 28, 2006, Tribeca Lending Corporation, a New York corporation and wholly-owned subsidiary of Franklin Credit Management Corporation, a Delaware corporation (“Tribeca”), and certain of its subsidiaries entered into a Master Credit and Security Agreement (the “Credit Agreement”) with its lender Sky Bank (the “Lender”), pursuant to which certain Tribeca subsidiaries may borrow funds to finance their acquisition of loans Tribeca previously financed under its warehouse line of credit with the Lender and consolidate and refinance prior term loans made by the Lender to such subsidiaries. The facility does not include a commitment for a specified amount of lendings, which are therefore subject to the Lender’s discretion, as well as any regulatory limitations to which the Lender is subject. The facility terminates on February 28, 2008. Interest on the loans under the facility is payable monthly at a floating rate equal to the Federal Home Loan Bank of Cincinnati 30 day advance rate (“FHLBC Rate”) plus the applicable margin as follows for loans which refinance subsidiary loans which originated prior to July 1, 2005:

If the FHLBC Rate is	The applicable margin is
Less than 2.26%	350 basis points
2.26 to 4.50%	325 basis points
Greater than 4.50%	300 basis points

For loans that are originated after July 1, 2005 or refinance loans originated after July 1, 2005:

If the FHLBC Rate is	The applicable margin is
Less than 2.26%	300 basis points
2.26 to 4.50%	275 basis points
Greater than 4.50%	250 basis points

In addition, upon each closing of a subsidiary loan, the Lender is entitled to receive an origination fee equal to one-half of one percent (0.50%) of the amount of such loan. Upon repayment of subsidiary loans, the Lender is generally entitled to receive a fee equal to the lesser of (a) fifty (50) percent of the remaining payments which are subsequently paid under the remaining pledged mortgage loans related to a satisfied subsidiary loan or (b) one-half of one percent (0.50%) of the original principal amount of the relevant subsidiary loan.

The unpaid principal balance of each loan will be amortized over a period of twenty (20) years, but matures three years after the date the loan was made. Tribeca’s subsidiaries are required to make monthly amortization payments and payments of interest on each of their outstanding loans.

The facility contains affirmative, negative and financial covenants customary for financings of this type, including, among other things, covenants that require Tribeca and its subsidiaries, together, to maintain a minimum net worth of at least $3,500,000 and rolling four-quarter pretax net income of $750,000. The facility contains events of default customary for facilities of this type.

Tribeca’s and the subsidiary borrowers’ obligations under the facility are secured by a first priority lien on loans acquired by Tribeca or such subsidiary that are financed or refinanced by proceeds of loans made to Tribeca or subsidiary borrowers under the facility. The collateral securing each loan cross-collateralizes all other loans made under the facility. In addition, pursuant to a lock-box arrangement, the lender is entitled to receive substantially all sums payable to Tribeca and any subsidiary borrower in respect of any of the collateral.

Item 1.02 Termination of a Material Agreement.

On February 28, 2006, upon execution and delivery of the Credit Agreement, various outstanding term loan and security agreements between certain of Tribeca’s subsidiaries and the Lender with respect to approximately $379,000,000 in indebtedness terminated and the loans outstanding thereunder are now outstanding under the Credit Agreement described under Item 1.01 above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant had duly cause this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN CREDIT MANAGEMENT CORPORATION

Date: March 6, 2006	By:	/s/ Paul D. Colasano

Title: Chief Financial Officer and Executive Vice President